Exhibit 99.1

Concrete Pumping Holdings Reports Second Quarter Fiscal Year 2024 Results

DENVER, CO – June 6, 2024 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the second quarter ended April 30, 2024.

Second Quarter Fiscal Year 2024 Summary vs. Second Quarter of Fiscal Year 2023 (unless otherwise noted)

●	Revenue of $107.1 million compared to $107.8 million.
●	Gross profit of $41.8 million compared to $43.5 million.
●	Income from operations of $12.1 million compared to $13.2 million.
●	Net income of $3.0 million compared to $5.6 million.
●	Net income attributable to common shareholders of $2.6 million or $0.05 per diluted share, compared to $5.2 million or $0.09 per diluted share.
●	Adjusted EBITDA[1] of $27.5 million compared to $28.8 million, with Adjusted EBITDA margin[1] of 25.7% compared to 26.7%.
●	Amounts outstanding under debt agreements was $391.4 million with net debt[1] of $373.5 million. Total available liquidity was $216.9 million as of April 30, 2024, compared to $100.4 million as of April 30, 2023.

Management Commentary

"In the second quarter, continued double-digit revenue growth in our U.S. Concrete Waste Management segment mostly offset a volume-driven decline in our U.S. Concrete Pumping segment," said CPH CEO Bruce Young. "This was due to interest-rate-sensitive commercial work being further delayed, as well as another quarter of above-average rainfall in Texas and our markets in the southwestern United States. These volume declines from commercial projects have been partially offset by promising volume improvements in residential and infrastructure projects. Specifically on infrastructure, we experienced a 14% year-over-year increase in infrastructure project revenue in the second quarter, which we believe is driven by early stages of federal and state infrastructure funding from the Infrastructure Investment and Jobs Act.

"Our Concrete Waste Management business continued to deliver exceptional results, growing revenue by 19% based on our ability to grow market share and improve price. We believe the opportunity to continue growing this business by double-digits will remain for the foreseeable future.

"Despite a challenging market environment driven by high interest rates and persistent inflation, we are optimistic for the remainder of the year. We believe our diversified business model, both by end market and region, has us positioned to deliver full-year revenue growth. Further, the operating leverage we have for better fleet utilization and the flexibility we have around our capex spend and capital allocation, specifically around fleet investments, provides us the ability to maintain our outlook for free cash flow and to obtain our target leverage ratio. Over the long-term, the advantages of our scale—and the mission critical service we provide to a growing industrial economy—position us well to drive meaningful shareholder value."

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Second Quarter Fiscal Year 2024 Financial Results

Revenue in the second quarter of fiscal year 2024 was $107.1 million compared to $107.8 million in the second quarter of fiscal year 2023. The decrease was attributable to a revenue decline in the Company’s U.S. Concrete Pumping segment due to: (1) a slowdown in commercial construction work, mostly due to the impact from rising interest rates, (2) oversaturation of concrete pumps in certain markets and (3) higher than normal precipitation throughout the quarter, specifically in Texas and the Company's markets in the southwestern United States, partially offset by strong growth in Concrete Waste Management Services.

Gross profit in the second quarter of fiscal year 2024 decreased 4% to $41.8 million compared to $43.5 million in the prior year quarter. Gross margin was 39.0% compared to 40.3% in the prior year quarter, primarily related to lower revenue and labor utilization in the Company's U.S. Concrete Pumping segment and substantial market-driven increases in insurance costs.

General and administrative expenses in the second quarter decreased to $29.7 million compared to $30.2 million in the prior year quarter. The decrease was largely due to: (1) non-cash decreases in amortization expense of $0.9 million, (2) a $0.7 million increase in the gain on sale of assets, and (3) lower stock-based compensation of $0.3 million. As a percentage of revenue, G&A costs were 27.7% in the second quarter compared to 28.0% in the prior year quarter.

Net income in the second quarter of fiscal year 2024 was $3.0 million compared to $5.6 million in the prior year quarter. Net income attributable to common shareholders in the second quarter of fiscal year 2024 was $2.6 million, or $0.05 per diluted share, compared to $5.2 million, or $0.09 per diluted share, in the prior year quarter.

Adjusted EBITDA in the second quarter of fiscal year 2024 decreased 4% to $27.5 million compared to $28.8 million in the prior year quarter. Adjusted EBITDA margin declined to 25.7% compared to 26.7% in the prior year quarter. Both declines were primarily attributable to lower revenue volumes, decreased labor utilization driven by the reduced revenue, and the increases in insurance as discussed above.

Liquidity

On April 30, 2024, the Company had debt outstanding of $391.4 million, net debt of $373.5 million and total available liquidity of $216.9 million.

Segment Results

U.S. Concrete Pumping. Revenue in the second quarter of fiscal 2024 decreased 5% to $74.6 million compared to $78.4 million in the prior year quarter. The decrease was primarily attributable to lower volume, driven by a general slowdown in commercial projects, an oversaturation of concrete pumps in certain markets, as well as higher than normal precipitation throughout the quarter, specifically in the Company's Texas, Arizona, Nevada, California and Colorado markets. Net loss in the second quarter of fiscal year 2024 was $1.0 million compared to net income of $0.8 million in the prior year quarter. Adjusted EBITDA was $17.2 million in the second quarter of fiscal year 2024 compared to $19.3 million in the prior year quarter, largely driven by the revenue shortfall and related downstream impacts on labor utilization, as well as increases in insurance costs as discussed above.

U.K. Operations. Revenue in the second quarter of fiscal year 2024 increased 2% to $15.5 million compared to $15.2 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was down 1% year-over-year. Net income in the second quarter of fiscal year 2024 increased 11% to $1.0 million compared to $0.9 million in the prior year quarter. Adjusted EBITDA was $4.1 million in the second quarter of fiscal year 2024, up 8% compared to $3.8 million in the prior year quarter due to rate per hour and fuel price improvements.

U.S. Concrete Waste Management Services. Revenue in the second quarter of fiscal year 2024 increased 19% to $16.9 million compared to $14.2 million in the prior year quarter. The increase in revenue was driven by robust organic growth and pricing improvements. Net income in the second quarter of fiscal year 2024 increased 11% to $3.0 million compared to $2.7 million in the prior year quarter. Adjusted EBITDA in the second quarter of fiscal year 2024 increased 8% to $6.2 million compared to $5.7 million in the prior year quarter as the significant increase in revenue was partially offset by inflationary increases in labor and higher (1) corporate allocations and (2) insurance costs, as discussed above.

Fiscal Year 2024 Outlook

The Company now expects fiscal year 2024 revenue to range between $455.0 million to $465.0 million and Adjusted EBITDA to range between $120.0 million to $125.0 million. The Company is maintaining its outlook for free cash flow2 of at least $75.0 million. The Company's leverage ratio3 as of October 31, 2024 is expected to be approximately 2.75x.

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.
3 Leverage ratio defined as net debt divided by Adjusted EBITDA over the trailing four quarters.

 Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its second quarter 2024 results.

Date: Thursday, June 6, 2024

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13746687

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1671860&tp_key=e9037ac4e3 and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 13, 2024.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13746687

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of January 31, 2024, the Company provided concrete pumping services in the U.S. from a footprint of approximately 100 branch locations across approximately 21 states, concrete pumping services in the U.K. from approximately 30 branch locations, and route-based concrete waste management services from 20 operating locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2024 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse weather conditions; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt and free cash flow, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back transaction expenses, loss on debt extinguishment, stock-based compensation, changes in the fair value of warrant liabilities, other income, net, goodwill and intangibles impairment and other adjustments. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods. Other adjustments include the adjustments for warrant liabilities revaluation, non-recurring expenses and non-cash currency gains/losses.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See "Non-GAAP Measures (Reconciliation of Net Debt)" below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Condensed Consolidated Balance Sheets
	As of April 30,	As of October 31,
(in thousands, except per share amounts)	2024	2023
Current assets:
Cash and cash equivalents	$17,956	$15,861
Receivables, net of allowance for doubtful accounts of $1,056 and $978, respectively	56,909	62,976
Inventory	6,202	6,732
Prepaid expenses and other current assets	18,392	8,701
Total current assets	99,459	94,270

Property, plant and equipment, net	426,884	427,648
Intangible assets, net	112,756	120,244
Goodwill	222,295	221,517
Right-of-use operating lease assets	27,226	24,815
Other non-current assets	4,506	14,250
Deferred financing costs	1,587	1,781
Total assets	$894,713	$904,525

Current liabilities:
Revolving loan	$16,428	$18,954
Operating lease obligations, current portion	4,673	4,739
Finance lease obligations, current portion	-	125
Accounts payable	8,417	8,906
Accrued payroll and payroll expenses	12,804	14,524
Accrued expenses and other current liabilities	35,956	34,750
Income taxes payable	1,695	1,848
Warrant liability, current portion	-	130
Total current liabilities	79,973	83,976

Long term debt, net of discount for deferred financing costs	372,564	371,868
Operating lease obligations, non-current	22,819	20,458
Finance lease obligations, non-current	-	50
Deferred income taxes	80,489	80,791
Other liabilities, non-current	5,567	14,142
Total liabilities	561,412	571,285

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of April 30, 2024 and October 31, 2023	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 53,741,044 and 54,757,445 issued and outstanding as of April 30, 2024 and October 31, 2023, respectively	6	6
Additional paid-in capital	384,585	383,286
Treasury stock	(18,131)	(15,114)
Accumulated other comprehensive loss	(2,932)	(5,491)
Accumulated deficit	(55,227)	(54,447)
Total stockholders' equity	308,301	308,240

Total liabilities and stockholders' equity	$894,713	$904,525

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended April 30,		Six Months Ended April 30,
(in thousands, except per share amounts)	2024	2023	2024	2023

Revenue	$107,062	$107,791	$204,773	$201,366
Cost of operations	65,295	64,317	129,692	121,438
Gross profit	41,767	43,474	75,081	79,928
Gross margin	39.0%	40.3%	36.7%	39.7%

General and administrative expenses	29,712	30,258	61,570	57,299
Income from operations	12,055	13,216	13,511	22,629

Interest expense and amortization of deferred financing costs	(6,873)	(7,348)	(13,336)	(14,219)
Change in fair value of warrant liabilities	-	1,172	130	5,728
Other income (expense), net	44	13	84	34
Income (loss) before income taxes	5,226	7,053	389	14,172

Income tax expense	2,180	1,465	1,169	2,109
Net income (loss)	3,046	5,588	(780)	12,063

Less preferred shares dividends	(430)	(427)	(870)	(868)

Income (loss) available to common shareholders	$2,616	$5,161	$(1,650)	$11,195

Weighted average common shares outstanding
Basic	53,430	53,330	53,501	53,468
Diluted	54,380	54,225	53,501	54,343

Net income per common share
Basic	$0.05	$0.09	$(0.03)	$0.20
Diluted	$0.05	$0.09	$(0.03)	$0.20

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
	For the Six Months Ended April 30,
(in thousands, except per share amounts)	2024	2023

Net income (loss)	$(780)	$12,063
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	2,567	2,317
Foreign currency adjustments	(451)	(1,106)
Depreciation	20,565	19,523
Deferred income taxes	(590)	1,128
Amortization of deferred financing costs	890	957
Amortization of intangible assets	7,771	9,647
Stock-based compensation expense	1,273	2,204
Change in fair value of warrant liabilities	(130)	(5,728)
Net gain on the sale of property, plant and equipment	(1,147)	(640)
Other operating activities	65	(70)
Net changes in operating assets and liabilities:
Receivables	6,279	867
Inventory	612	(681)
Other operating assets	(2,420)	(3,216)
Accounts payable	(1,218)	(1,112)
Other operating liabilities	(3,841)	(5,061)
Net cash provided by operating activities	29,445	31,092

Cash flows from investing activities:
Purchases of property, plant and equipment	(28,817)	(34,745)
Proceeds from sale of property, plant and equipment	5,236	4,416
Purchases of intangible assets	-	(800)
Net cash used in investing activities	(23,581)	(31,129)

Cash flows from financing activities:
Proceeds on revolving loan	167,611	174,504
Payments on revolving loan	(170,138)	(167,213)
Purchase of treasury stock	(3,017)	(8,285)
Other financing activities	1,409	(58)
Net cash provided by (used in) financing activities	(4,135)	(1,052)
Effect of foreign currency exchange rate changes on cash	366	250
Net increase (decrease) in cash and cash equivalents	2,095	(839)
Cash and cash equivalents:
Beginning of period	15,861	7,482
End of period	$17,956	$6,643

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended April 30,		Change
(in thousands)	2024	2023	$	%
U.S. Concrete Pumping	74,617	$78,386	$(3,769)	(4.8)%
U.K. Operations	15,547	15,239	308	2.0%
U.S. Concrete Waste Management Services - Third parties	16,898	14,166	2,732	19.3%
U.S. Concrete Waste Management Services - Intersegment	144	2	142	*
Intersegment eliminations	(144)	(2)	(142)	*
Reportable segment revenue	$107,062	$107,791	$(729)	(0.7)%

*Change is not meaningful

	Six Months Ended April 30,		Change
(in thousands)	2024	2023	$	%
U.S. Concrete Pumping	$141,300	$145,573	$(4,273)	(2.9)%
U.K. Operations	30,955	27,947	3,008	10.8%
U.S. Concrete Waste Management Services - Third parties	32,518	27,846	4,672	16.8%
U.S. Concrete Waste Management Services - Intersegment	244	94	150	*
Intersegment eliminations	(244)	(94)	(150)	*
Reportable segment revenue	$204,773	$201,366	$3,407	1.7%

* Change is not meaningful

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

During the first quarter of fiscal year 2024, the Company moved certain assets and associated revenues and expenses, which was previously categorized in the Company's Other activities, into the U.S. Concrete Pumping segment in order to better align its placement with the manner in which the Company now allocates resources and measures performance. As a result, segment results for prior periods have been reclassified to conform to the current period presentation. In addition, in order to appropriately distribute the use of corporate resources and better align measures with segment performance, beginning in the first quarter of fiscal year 2024, the Company is no longer adding back intercompany allocations to segment Adjusted EBITDA. The Company recast segment results for the three and six months ended April 30,2023 below:

	Three Months Ended April 30, 2023				Six Months Ended April 30, 2023
(in thousands)	U.S. Concrete Pumping	U.K. Operations	U.S. Concrete Waste Management Services	Other	U.S. Concrete Pumping	U.K. Operations	U.S. Concrete Waste Management Services	Other
As Previously Reported
Net income (loss)	$450	$933	$2,728	$1,477	$(650)	$833	$5,540	$6,340
Income tax expense	97	326	937	105	(292)	286	1,905	210
Depreciation and amortization	10,592	1,849	2,065	215	20,966	3,676	4,100	428
EBITDA	17,787	3,808	5,730	1,797	32,850	6,188	11,545	6,978
Other Adjustments	(1,729)	800	737	-	(3,237)	1,612	1,474	-
Adjusted EBITDA	17,140	4,597	6,471	625	31,828	7,783	13,018	1,250

Recast Adjustment
Net income (loss)	$305	$-	$-	$(305)	$612	$-	$-	$(612)
Income tax expense (benefit)	105	-	-	(105)	210	-	-	(210)
Depreciation and amortization	215	-	-	(215)	428	-	-	(428)
EBITDA	625	-	-	(625)	1,250	-	-	(1,250)
Other Adjustments	1,511	(774)	(737)	-	3,022	(1,548)	(1,474)	-
Adjusted EBITDA	2,136	(774)	(737)	(625)	4,272	(1,548)	(1,474)	(1,250)

Current Report As Adjusted
Net income	$755	$933	$2,728	$1,172	$(38)	$833	$5,540	$5,728
Income tax expense	202	326	937	-	(82)	286	1,905	-
Depreciation and amortization	10,807	1,849	2,065	-	21,394	3,676	4,100	-
EBITDA	18,412	3,808	5,730	1,172	34,100	6,188	11,545	5,728
Other Adjustments	(218)	26	-	-	(215)	64	-	-
Adjusted EBITDA	19,276	3,823	5,734	-	36,100	6,235	11,544	-

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss) Continued

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended April 30,		Three Months Ended April 30,
(in thousands, except percentages)	2024	2023	2024	2023	$ Change	% Change
U.S. Concrete Pumping	$(999)	$755	$17,223	$19,276	$(2,053)	(10.7)%
U.K. Operations	1,044	933	4,137	3,823	314	8.2%
U.S. Concrete Waste Management Services	3,001	2,728	6,188	5,734	454	7.9%
Other	-	1,172	-	-	-	0.0%
Total	$3,046	$5,588	$27,548	$28,833	$(1,285)	(4.5)%

	Net Income (Loss)		Adjusted EBITDA
	Six Months Ended April 30,		Six Months Ended April 30,
(in thousands, except percentages)	2024	2023	2024	2023	$ Change	% Change
U.S. Concrete Pumping	$(7,843)	$(38)	$27,930	$36,100	$(8,170)	(22.6)%
U.K. Operations	1,527	833	7,339	6,235	1,104	17.7%
U.S. Concrete Waste Management Services	5,406	5,540	11,561	11,544	17	0.1%
Other	130	5,728	-	-	-	0.0%
Total	$(780)	$12,063	$46,830	$53,879	$(7,049)	(13.1)%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share

Q3 2022	$105	$13	$30	$19	$11	$0.22
Q4 2022	$115	$9	$36	$48	$(12)	$0.14
Q1 2023	$94	$6	$25	$15	$10	$0.11
Q2 2023	$108	$6	$29	$16	$13	$0.09
Q3 2023	$120	$10	$35	$5	$30	$0.18
Q4 2023	$120	$9	$36	$8	$28	$0.16
Q1 2024	$98	$(4)	$19	$17	$3	$(0.08)
Q2 2024	$107	$3	$28	$7	$21	$0.05

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2]Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:

*Q3 2022 capex includes approximately $7 million growth investment.
*Q4 2022 capex includes approximately $31 million M&A and $13 million growth investment.
*Q1 2023 capex includes approximately $3 million growth investment.
*Q2 2023 capex includes approximately $6 million M&A and $1 million growth investment.
*Q3 2023 capex includes approximately $3 million growth investment.
*Q4 2023 capex includes approximately $3 million growth investment.
*Q1 2024 capex includes approximately $5 million growth investment.
*Q2 2024 capex includes approximately $1 million M&A and $3 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income to Reported EBITDA to Adjusted EBITDA

	Three Months Ended April 30,		Six Months Ended April 30,
(dollars in thousands)	2024	2023	2024	2023
Consolidated
Net income (loss)	$3,046	$5,588	$(780)	$12,063
Interest expense and amortization of deferred financing costs	6,873	7,348	13,336	14,219
Income tax expense	2,180	1,465	1,169	2,109
Depreciation and amortization	14,239	14,721	28,337	29,170
EBITDA	26,338	29,122	42,062	57,561
Stock based compensation	737	1,064	1,273	2,204
Change in fair value of warrant liabilities	-	(1,172)	(130)	(5,728)
Other expense (income), net	(44)	(13)	(84)	(34)
Other adjustments(1)	517	(168)	3,709	(124)
Adjusted EBITDA	$27,548	$28,833	$46,830	$53,879

U.S. Concrete Pumping
Net income (loss)	$(999)	$755	$(7,843)	$(38)
Interest expense and amortization of deferred financing costs	6,193	6,648	11,947	12,826
Income tax expense (benefit)	515	202	(1,588)	(82)
Depreciation and amortization	10,270	10,807	20,500	21,394
EBITDA	15,979	18,412	23,016	34,100
Stock based compensation	737	1,064	1,273	2,204
Other expense (income), net	(7)	(6)	(27)	(16)
Other adjustments(1)	514	(194)	3,668	(188)
Adjusted EBITDA	$17,223	$19,276	$27,930	$36,100

U.K. Operations
Net income	$1,044	$933	$1,527	$833
Interest expense and amortization of deferred financing costs	680	700	1,389	1,393
Income tax expense	598	326	775	286
Depreciation and amortization	1,849	1,849	3,657	3,676
EBITDA	4,171	3,808	7,348	6,188
Other expense (income), net	(37)	(11)	(50)	(17)
Other adjustments	3	26	41	64
Adjusted EBITDA	$4,137	$3,823	$7,339	$6,235

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the six months ended April 30, 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.

	Three Months Ended April 30,		Six Months Ended April 30,
(dollars in thousands)	2024	2023	2024	2023
U.S. Concrete Waste Management Services
Net income	$3,001	$2,728	$5,406	$5,540
Income tax expense	1,067	937	$1,982	$1,905
Depreciation and amortization	2,120	2,065	$4,180	$4,100
EBITDA	6,188	5,730	11,568	11,545
Other expense (income), net	-	4	(7)	(1)
Adjusted EBITDA	$6,188	$5,734	$11,561	$11,544

Other
Net income	$-	$1,172	$130	$5,728
EBITDA	-	1,172	130	5,728
Change in fair value of warrant liabilities	-	(1,172)	(130)	(5,728)
Adjusted EBITDA	$-	$-	$-	$-

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	April 30,	July 31,	October 31,	January 31,	April 30,
(in thousands)	2023	2023	2023	2024	2024
Senior Notes	375,000	375,000	375,000	375,000	375,000
Revolving loan draws outstanding	60,947	35,699	18,954	13,021	16,428
Less: Cash	(6,643)	(11,532)	(15,861)	(14,688)	(17,956)
Net debt	$429,304	$399,167	$378,093	$373,333	$373,472

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024
Consolidated
Net income (loss)	$6,475	$5,588	$10,336	$9,391	$(3,826)	$3,046
Interest expense and amortization of deferred financing costs	6,871	7,348	7,066	6,834	6,463	6,873
Income tax expense (benefit)	644	1,465	3,318	3,345	(1,011)	2,180
Depreciation and amortization	14,449	14,721	14,707	14,789	14,097	14,239
EBITDA	28,439	29,122	35,427	34,359	15,723	26,338
Transaction expenses	3	24	5	29	-	-
Stock based compensation	1,140	1,064	934	709	536	737
Change in fair value of warrant liabilities	(4,556)	(1,172)	(911)	(260)	(130)	-
Other expense (income), net	(21)	(13)	(262)	(34)	(39)	(44)
Other adjustments(1)	41	(192)	(277)	1,002	3,191	517
Adjusted EBITDA	$25,046	$28,833	$34,916	$35,805	$19,281	$27,548

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the first quarter of fiscal year 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.